The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 21, 2017

July , 2017	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC Structured Investments

Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index due July 31, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing level of the EURO STOXX 50® Index, which we refer to as the Index, has been greater than or equal to 88.00% of the Initial Value, which we refer to as the Trigger Value, on each day on or prior to that Review Date. Contingent Interest Payments, if any, will be payable only during the first year of the term of the notes.

•	As early as the first day after the Pricing Date, investors in the notes could lose their ability to receive any Contingent Interest Payments over the first year of the 3-year term of the notes.

•	The notes will be automatically called at the end of the first year of the term of the notes if the closing level of the Index on each day on or prior to the final Review Date is greater than or equal to the Trigger Value.

•	If the notes are not automatically called, the payment at maturity will reflect the sum of the return of the Index over the term of the notes plus the Buffer Amount of 12.00%. This payment at maturity will be less than the principal amount if the Final Value is less than the Trigger Value.

•	The date on which an automatic call may be initiated is July 30, 2018.

•	Investors should be willing to accept the risk of losing up to 88.00% of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.

•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments or an enhanced payment at maturity.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $1,000 and integral multiples thereof

•	The notes are expected to price on or about July 28, 2017 and are expected to settle on or about August 2, 2017.

•	CUSIP: 46647MMH3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	—	$1,000
Total		$—	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $986.30 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $970.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The EURO STOXX 50® Index (Bloomberg ticker: SX5E)

Contingent Interest Payments: If a Trigger Event has not occurred on or prior to a Review Date, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $5.8333 (equivalent to a Contingent Interest Rate of at least 7.00% per annum, payable at a rate of between 0.58333% per month) (to be provided in the pricing supplement). Contingent Interest Payments, if any, will be payable only during the first year of the term of the notes.

If a Trigger Event has occurred on or prior to a Review Date, no Contingent Interest Payment will be made with respect to that Review Date or any subsequent Review Date. Following the occurrence of a Trigger Event, no further Contingent Interest Payments will be payable over the remaining portion of the first year of the term of the notes.

Contingent Interest Rate: At least 7.00% per annum, payable at a rate of at least 0.58333% per month (to be provided in the pricing supplement)

Trigger Value: 88.00% of the Initial Value

Buffer Amount: 12.00%

Pricing Date: On or about July 28, 2017

Original Issue Date (Settlement Date): On or about August 2, 2017

Review Dates*: August 28, 2017, September 28, 2017, October 30, 2017, November 28, 2017, December 28, 2017, January 29, 2018, February 28, 2018, March 28, 2018, April 30, 2018, May 28, 2018, June 28, 2018 and July 30, 2018 (final Review Date)

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Interest Payment Dates*: August 31, 2017, October 3, 2017, November 2, 2017, December 1, 2017, January 3, 2018, February 1, 2018, March 5, 2018, April 3, 2018, May 3, 2018, May 31, 2018, July 3, 2018 and August 2, 2018

Observation Date*: July 25, 2020

Maturity Date*: July 31, 2020

Call Settlement Date*: If the notes are automatically called on the final Review Date, the first Interest Payment Date immediately following that Review Date

Automatic Call: If a Trigger Event has not occurred on or prior to the final Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called (and, therefore, a Trigger Event has occurred), your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Index Return + Buffer Amount)]

Under these circumstances, if the Final Value is less than the Trigger Value, you will lose some or most of your principal amount at maturity.

Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the closing level of the Index is less than the Trigger Value.

Monitoring Period: The period from but excluding the Pricing Date to and including the final Review Date

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date

Final Value: The closing level of the Index on the Observation Date

PS-1 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index

How the Notes Work

Payments in Connection with Review Dates (Other than the Final Review Date)

Payments in Connection with the Final Review Date

PS-2 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index

Payment at Maturity, If the Notes Have Not Been Automatically Called

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the first year of the term of the notes based on a hypothetical Contingent Interest Rate of 7.00% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 7.00% per annum. Contingent Interest Payments, if any, will be payable only during the first year of the term of the notes. If the closing level of the Index is less than the Trigger Value on any day on or prior to a Review Date, no Contingent Interest Payment will be payable with respect to that Review Date or any subsequent Review Date.

Number of Contingent Interest Payments	Total Contingent Interest Payments
12	$70.0000
11	$64.1667
10	$58.3333
9	$52.5000
8	$46.6667
7	$40.8333
6	$35.0000
5	$29.1667
4	$23.3333
3	$17.5000
2	$11.6667
1	$5.8333
0	$0.0000

PS-3 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to a hypothetical Index, assuming a range of performances for the hypothetical Index during the Monitoring Period and on the Observation Date. The hypothetical payments set forth below assume the following:

•	an Initial Value of 100.00;

•	a Trigger Value of 88.00 (equal to 88.00% of the hypothetical Initial Value);

•	a Buffer Amount of 10.00%; and

•	a Contingent Interest Rate of 7.00% per annum (payable at a rate of 0.58333% per month).

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “The Index” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the final Review Date because a Trigger Event has NOT occurred on or prior to the final Review Date.

Date	Has Trigger Event Occurred on or Before Review Date?	Payment (per $1,000 principal amount note)
First Review Date	No	$5.8333
Second Review Date	No	$5.8333
Third through Eleventh Review Dates	No	$5.8333
Final Review Date	No	$1,005.8333
	Total Payment	$1,070.00 (7.00% return)

Because a Trigger Event has not occurred on or before the final Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,005.8333 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,070.00. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called, a Trigger Event has occurred on or prior to the first Review Date and the Final Value is greater than the Initial Value.

Date	Has Trigger Event Occurred on or Before Review Date?	Payment (per $1,000 principal amount note)
First Review Date	Yes	$0
Second Review Date	Yes	$0
Third through Final Review Dates	Yes	$0
Observation Date (Final Value: 110.00)	N/A	$1,220.00
	Total Payment	$1,220.00 (22.00% return)

Because the notes have not been automatically called (and, therefore, a Trigger Event has occurred) and the Index Return is 10.00%, the payment at maturity will be $1,220.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (10.00% + 12.00%)] = $1,220.00

In addition, because a Trigger Event occurred on or prior to the first Review Date, you receive no Contingent Interest Payments during the first year of the term of the notes.  Therefore, the total amount paid, for each $1,000 principal amount note, is equal to $1,220.00.

PS-4 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index

Example 3 — Notes have NOT been automatically called, a Trigger Event has occurred on or prior to the first Review Date and the Final Value is less than the Trigger Value.

Date	Has Trigger Event Occurred on or Before Review Date?	Payment (per $1,000 principal amount note)
First Review Date	Yes	$0
Second Review Date	Yes	$0
Third through Final Review Dates	Yes	$0
Observation Date (Final Value: 50.00)	N/A	$620.00
	Total Payment	$620.00 (-38.00% return)

Because the notes have not been automatically called (and, therefore, a Trigger Event has occurred) and the Index Return is -50.00%, the payment at maturity will be $620.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 12.00%)] = $620.00

In addition, because a Trigger Event occurred on or prior to the first Review Date, you receive no Contingent Interest Payments during the first year of the term of the notes. Therefore, the total amount paid, for each $1,000 principal amount note, is equal to only $620.00.

Example 4 — Notes have NOT been automatically called, a Trigger Event has occurred for the first time after the third Review Date and on or prior to the fourth Review Date and the Final Value is greater than or equal to the Trigger Value.

Date	Has Trigger Event Occurred on or Before Review Date?	Payment (per $1,000 principal amount note)
First Review Date	No	$5.8333
Second Review Date	No	$5.8333
Third Review Date	No	$5.8333
Fourth Review Date	Yes	$0
Fifth through Final Review Dates	Yes	$0
Observation Date (Final Value: 95.00)	N/A	$1,070.00
	Total Payment	$1,087.50 (8.75% return)

Because the notes have not been automatically called (and, therefore, a Trigger Event has occurred) and the Index Return is -5.00%, the payment at maturity will be $1,070.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-5.00% + 12.00%)] = $1,070.00

However, because a Trigger Event occurred for the first time after the third Review Date and on or prior to the fourth Review Date, you receive no Contingent Interest Payments for the fourth Review Date and for the remaining portion of the first year of the term of the notes. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,087.50.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-5 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If (i) the notes have not been automatically called (and, therefore, a Trigger Event has occurred) and (ii) the Final Value is less than the Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value by more than 12.00%. Accordingly, under these circumstances, you will lose up to 88.00% of your principal amount at maturity.

•	THE OPPORTUNITY TO RECEIVE CONTINGENT INTEREST PAYMENTS MAY TERMINATE AS EARLY AS THE FIRST DAY AFTER THE PRICING DATE —

As early as the first day after the Pricing Date, you could lose your ability to receive any Contingent Interest Payments over the first year of the 3-year term of the notes. Under these circumstances, if the notes have not been automatically called, the payment at maturity will reflect the sum of the Index Return plus the Buffer Amount of 12.00%. This payment at maturity will be less than the principal amount if the Final Value is less than the Trigger Value.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

Contingent Interest Payments, if any, will be payable only during the first year of the term of the notes. We will make a Contingent Interest Payment with respect to a Review Date only if a Trigger Event has not occurred on or prior to that Review Date. If a Trigger Event has occurred on or prior to a Review Date, no Contingent Interest Payment will be made with respect to that Review Date or any subsequent Review Date. Under these circumstances, no further Contingent Interest payments will be payable over the remaining portion of the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	IF NO TRIGGER EVENT OCCURS, THE NOTES WILL BE AUTOMATICALLY CALLED, AND THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE CONTINGENT INTEREST PAYMENTS PAID OVER THE FIRST YEAR OF THE TERM OF THE NOTES,

regardless of any appreciation of the Index, which may be significant. Under these circumstances, you will not participate in any appreciation of the Index.

•	YOUR ABILITY TO BENEFIT FROM THE ENHANCED PAYMENT OFFERED BY THE BUFFER AMOUNT AT MATURITY WILL TERMINATE IF NO TRIGGER EVENT OCCURS AND THE NOTES ARE AUTOMATICALLY CALLED.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

PS-6 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDEX OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.

•	NON-U.S. SECURITIES RISK —

The equity securities included in the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES —

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Index are based, although any currency fluctuations could affect the performance of the Index.

•	THE RISK OF THE CLOSING LEVEL OF THE INDEX FALLING BELOW THE TRIGGER VALUE IS GREATER IF THE LEVEL OF THE INDEX IS VOLATILE.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-7 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-8 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index

The Index

The Index consists of 50 component stocks of market sector leaders from within the Eurozone. The Index and STOXX are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels from January 6, 2012 through July 14, 2017. The closing level of the Index on July 20, 2017 was 3,499.49. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date, any day during the Monitoring Period or the Observation Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount or the payment of any interest.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. For example, it is possible that a Trigger Event would result in a deemed exchange of the notes for U.S. federal income tax purposes. In that case, a U.S. Holder might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the notes. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

PS-9 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs

PS-10 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index

included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf

•	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-11 | Structured Investments Auto Callable Contingent Interest and Buffered Notes Linked to the EURO STOXX 50® Index